LETTERHEAD OF NEWPARK RESOURCES, INC.

FOR IMMEDIATE RELEASE

               NEWPARK RESOURCES ANNOUNCES AGREEMENT TO ACQUIRE
                          PENHALL INTERNATIONAL, INC.

METAIRE, LA. July 18, 1995 ... Newpark Resources, Inc. (NASDAQ:NPRS), a supplier of integrated environmental and oilfield services to the oil and gas exploration and production industry, today announced the signing of a definitive merger agreement with privately held Penhall International, Inc., of Anaheim, California. Penhall provides integrated specialty services to industrial customers in California, Nevada, Arizona and Texas. These services include specialized diamond cutting, grinding, safety grooving, breaking, excavation, removal and recycling of concrete.

Under the merger agreement, which is subject to approval by the stockholders of both companies, Penhall will become a wholly-owned subsidiary of Newpark, and the former shareholders of Penhall will receive 3,636,363 shares of Newpark common stock.

On a calendar year-equivalent basis, Penhall's fully taxed net income in 1994 totaled $5.5 million on revenues of $77.6 million. For the same period, Newpark reported net income of $9.4 million, or $.95 per share, which was untaxed due to the utilization of tax loss carryforwards, on revenues of $79.6 million. On a pro forma basis, combined revenues of Newpark and Penhall would have been $157.2 million, and combined net income would have been $12.9 million, equal to $.95 per share, based on 13.6 million shares of Newpark common stock to be outstanding after the merger. This combined net income includes a $2 million increase in tax provision based upon the accelerated use of Newpark's net operating loss carryforwards as a result of the combination.

The demand for Penhall's specialized services, which it provides for both private and public sector projects, is stimulated by changing population trends, increasing safety regulations, plant redevelopment and expansion, aging and obsolescence of facilities and natural disasters and emergencies. For example, Penhall played a visible role in the removal of collapsed sections of the Nimitz freeway in San Francisco following the 1989 earthquake and in reopening the freeways in Los Angeles following the 1994 earthquake.

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"In addition to both companies continuing to operate and expand their businesses after the merger," James D. Cole, Newpark's president and CEO, stated, "there will be opportunities for Penhall to market Newpark's integrated environmental services to its customers for the removal and treatment of certain waste streams encountered at their customers' facilities." He added that the companies also intend to investigate fully the practicality of providing joint integrated environmental services to the nonhazardous industrial waste market by combining Penhall's customer base, trained personnel and equipment with Newpark's waste processing and disposal capabilities.

Cole noted that Newpark has already begun to serve customers in markets outside the oil and gas industry with its proprietary prefabricated mat services, such as providing site access in environmentally sensitive wetlands for construction of pipelines, power stations and highways. "There are clear synergies between the two companies that we will exploit, but for now it is sufficient that the transaction be viewed as providing important diversification and growth potential for both, while strengthening the combined company's revenues, earnings and cash flow," Cole concluded.

For further information, contact:

Company                                     New York
- -------                                     --------
Matthew W. Hardey                           Ron Hengen
Vice President of Finance                   R.F. Hengen, Inc.
Newpark Resources, Inc.                     47 Maple Street
II Lakeway Center, Suite 1770               Summit, NJ 07901
3850 North Causeway Blvd.                   (908) 277-1311
Metaire, LA. 70002
(504) 838-8222


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Selected Statement of Income Data
- ---------------------------------
(In thousands, except per share data)

                                                                        3 months   3 months
                                     Year Ended  Year Ended Year Ended    ended      ended
                                      12/31/94    12/31/93   12/31/92    3/31/95    3/31/94
                                     ----------  ---------- ----------  --------   --------
NEWPARK - Post Merger (A)

Revenues                              $157,257    $109,924    $93,112    $37,569    $38,788

Income from continuing operations       12,853       7,290      7,659      3,410      2,739

Income per common share:

  Continuing operations               $   0.95    $   0.57    $  0.60    $  0.25    $  0.20

NEWPARK RESOURCES, INC.
 (As previously reported)

Revenues                              $ 79,632    $ 56,330    $49,457    $22,209    $17,146

Income from continuing operations        9,394       4,788      4,081      2,490      1,740

Income per common share:

  Continuing operations               $   0.95    $   0.52    $  0.45    $  0.25    $  0.18

PENHALL INTERNATIONAL, INC. -
 Historical (B)

Revenues                              $ 77,625    $ 53,594    $43,655    $15,360(D) $21,642

Income from continuing operations        5,494       1,652      1,425      1,140(D)   1,379


Selected Balance Sheet Data at March 31, 1995
- ---------------------------------------------
(In thousands)

                                                  Newpark
                                     Newpark   as previously   Penhall
                                   Post Merger    reported    Historical
                                   ----------- -------------  ----------
Working capital                     $ 23,734      $ 16,666     $ 7,068

Property, plant & equipment (net)     91,079        68,318      22,761

Total assets                         154,155       114,386      39,022

Short-term debt                        8,570         8,566           4

Long-term debt                        34,192        30,110       4,082

Stockholder's equity(C)               93,273        66,488      26,038

- --------------
Notes:  (A)   The pro forma financial data gives effect to the merger on a pooling-of-interest basis for all periods presented.

              Income from continuing operations has been adjusted to reflect the income tax attributes of certain net operating loss carryforwards of Newpark recognized in earlier periods than had been previously reported. Additional income tax provisions of $2,035,000, $220,000 and $380,000 were recognized for the year ended 12/31/94, and the three month periods ended 3/31/95 and 3/31/94, respectively. An income tax benefit of $850,000 was recognized in both of the years ended 12/31/93 and 12/31/92.

        (B) For all periods presented Penhall recorded a full income tax provision.

        (C) The combined shareholder's equity has been adjusted to reflect the cumulative effect of the tax benefits and provisions recognized on the combined company's income.

        (D) Results of operations of Penhall for the three months ended March 31, 1995 were adversely affected by record rainfall in the southwest.